EXHIBIT (99) - 3


                              TORCHMARK CORPORATION
                             2001 Third Avenue South
                         Birmingham, Alabama 35233-2186



                                            May 8, 2000


James A. Taylor, Manager
Birmingham Investment Group, LLC
Birmingham, Alabama 35203

                  Re: Sale of shares of Vesta Insurance Group, Inc.

Dear Mr. Taylor:

This letter agreement evidences an agreement (the "Agreement") between Torchmark Corporation, a Delaware corporation ("Seller") and Birmingham Investment Group, LLC, a Delaware limited liability company ("Buyer") with reference to Buyer's purchase of 3,750,000 shares of the common stock, par value $.01 (the "Shares") of Vesta Insurance Group, Inc. (the "Company") presently owned by Seller and one of its subsidiaries, as follows:

            1. PURCHASE. Subject to the terms and conditions of this Agreement, Buyer agrees to purchase the Shares from Seller, who agrees to sell the Shares to Buyer for a cash price of $6.25 per share for all Shares purchased in May, 2000, but beginning June 1, 2000, the price increases by $0.05 per share each calendar month (as applicable, the "Purchase Price"). For example, the Purchase Price per share for all shares purchased in June, 2000 is $6.30 and the Purchase Price per share for all shares purchased in May, 2001 is $6.85.

            2. RIGHT OF FIRST REFUSAL. The Shares may be subject to a right of first refusal in favor of the Company (the "Refusal Right"). Within five days after the date of this Agreement, Seller will give Company the notice it is required to give under the Refusal Right (the "Sale Notice"). If Company exercises its Refusal Right within 30 days after receipt of the Sale Notice and closes the purchase of the Shares within five business days after it gives Seller notice of that exercise, this Agreement will automatically terminate. Upon termination, the Deposit (hereafter defined) will be returned to Buyer, together with interest on the Deposit from its receipt by Torchmark at the rate of 5.5% per annum, and each party will be relieved of any further liability under this Agreement. If the Company does not exercise its Refusal Right and close the purchase of the Shares within the time required, Seller will so notify Buyer in writing (the "Notice").

            3.    REGULATORY APPROVALS.

                  (a) Except as set forth in subparagraph (b) of this Paragraph 3, the obligation of the parties to close the sale of the Shares is subject to the approval of the insurance regulatory authorities of the states of domicile of the insurance subsidiaries of Company and the expiration of the waiting periods under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act"), and any other regulatory approvals which may be required, herein collectively referred to the "Regulatory Approvals." Buyer must file the required applications necessary to seek the Regulatory Approvals within ten days after receiving the Notice and must diligently pursue obtaining the Regulatory Approvals.

                  (b) Approval of the insurance regulatory authorities may not be required until Buyer has purchased only that number of shares that does not give Buyer control of the Company, and the HSR Act may not apply until the total amount paid to Seller is at least $15,000,000. If Buyer elects to purchase any Shares prior to obtaining Regulatory Approvals, it will furnish an opinion of Buyer's counsel, addressed to Seller in form and content reasonably acceptable to Seller to the effect that Regulatory Approval is not required, supported by an affidavit of the chief executive officer of Buyer, reasonably acceptable to Seller, with the facts supporting that opinion.

                  (c) Seller agrees to cooperate with Buyer and use commercially reasonable efforts to assist Buyer in obtaining any required Regulatory Approvals, but Seller is not required to incur out-of-pocket expenses or institute litigation.

            4. PURCHASE OF SHARES. Subject to obtaining the Regulatory Approvals, if required, Buyer may purchase any number of Shares in 100,000 Share increments at any time prior to April 30, 2001, but Buyer must purchase all of the Shares no later than May 31, 2001 (the "Final Closing Date"). The Purchase Price is set forth in Paragraph 1, based on the month a sale is closed.

            5.    DEPOSIT; DEFAULT; REMEDIES.

                  (a) Buyer has paid Seller the sum of $1 million (the "Deposit") to secure its obligations, and for the right to seek any necessary Regulatory Approvals and to purchase the Shares under this Agreement, (This Agreement must be signed and the Deposit paid to Seller before Seller is obligated to notify Company under Paragraph 2.) The Deposit is non-refundable for any reason except (i) Seller's default, or
(ii) termination of this Agreement under Paragraph 2. If Buyer purchases the Shares, the Deposit will be applied to the Purchase Price, at the rate of $26,700 for each 100,000 Shares purchased, until the entire $1 million has been applied. For example, if the first purchase by Buyer is of 500,000 Shares, $133,500 will be applied to the Purchase Price for those Shares. After the first Closing, the term "Deposit" means the original $1 million, less any portion applied to the Purchase Price for Shares purchased.

                  (b) Buyer's Default. If Buyer does not purchase all of the Shares by the Final Closing Date under Paragraph 4, for any reason other than Seller's default or termination under Paragraph 2, Seller will retain the Deposit. Buyer expressly assumes the risk of obtaining the Regulatory Approvals and Seller is entitled to retain the Deposit as liquidated damages and as consideration for the rights given Buyer, even if Buyer does not obtain any necessary Regulatory Approvals. Buyer agrees that: (i) in entering into this Agreement, Seller may be foreclosing the possibility of selling the Shares to another party or parties, (ii) the Deposit is reasonable consideration to Seller for the rights accorded Buyer under this Agreement, and (iii) the Deposit represents reasonable liquidated damages in view of the difficulty of determining actual damages. Seller agrees that the right to retain the Deposit is its sole remedy for Buyer's failure to purchase the Shares for any reason, other than Seller's default.

                  (c) Seller's Default. If Seller defaults under this Agreement, Buyer may pursue any available legal or equitable remedy, including an action for specific performance.

            6. CLOSING. Buyer shall give Seller at least two business days notice prior to any purchase of the Shares. Each Closing of the purchase of the Shares (the "Closing[s]") will be held at the offices of Seller.

                  (a) At the first Closing, Seller must deliver to Buyer:

                      (i) a certified copy of a resolution adopted by Seller's board of directors reflecting the approval of this Agreement and the authority of the officer signing the transfer; and

                      (ii) a certificate signed by the Vice-President and General Counsel of Seller that Seller's representations and warranties in Paragraph 7 are true and correct.

                  (b) At the first Closing, Buyer must deliver to Seller:

                      (i) a certified copy of a resolution adopted by Buyer's Manager reflecting approval of this Agreement and the authority of the officer closing the purchase; and

                      (ii) a certificate signed by the chief executive officer of Buyer that Buyer's representations and warranties in Paragraph 8 are true and correct.

                  (c) At all Closings, Seller must deliver to Buyer a certificate or certificates representing the Shares sold at that Closing, duly endorsed in blank or accompanied by stock powers duly endorsed in blank, in proper form for transfer.

                  (d) At all Closings, Buyer must deliver to Seller the Purchase Price for the Shares sold at that Closing, less the amount of the Deposit applied to the Purchase Price at that Closing, by payment in immediately available funds by wire transfer in lawful money of the United States to an account or accounts designated by notice to Buyer.

                  (e) If the Shares being sold at any Closing are owned by Seller's subsidiary, Seller obligates itself to cause that subsidiary to deliver the items required by Paragraph 6(a) by that subsidiary, and the Purchase Price for those Shares must be paid to that subsidiary.

                  (f) If applicable, Buyer must also deliver the opinion and affidavit required under Paragraph 3(b) of this Agreement.

                  (g) The obligation of each party to close is subject to the absence of a material breach of a representation, warranty or covenant of the other party which is not cured within ten days from written notice by the non-breaching party.

            7. SELLER'S REPRESENTATIONS AND WARRANTIES; DISCLAIMER. Seller represents and warrants to Buyer as follows:

                  (a) Authority. Seller is a corporation duly organized, validly existing and in good standing under the laws of Delaware and has all requisite corporate power and authority to enter into this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by the Seller and the consummation by the Seller of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of Seller. This Agreement has been duly executed and delivered by the Seller and constitutes a valid and binding obligation of the Seller enforceable in accordance with its terms except as enforcement may be limited by bankruptcy, insolvency, and other similar laws affecting the enforcement of creditors' rights generally and except that the availability of equitable remedies, including specific performance, is subject to the discretion of the court before which any proceeding therefor may be brought.

                  (b) No Conflicts. The execution and delivery of this Agreement do not, and the consummation of the transactions contemplated hereby will not, conflict with, or result in any violation of or default (with or without notice or lapse of time, or both) under, or require the consent of any person, corporation, partnership, Governmental Entity (as hereafter defined) or any other entity (each, a "Person") under any provision of the Certificate of Incorporation or By-Laws of Seller or any trust agreement, loan or credit agreement, note, bond, mortgage, indenture, lease or other agreement, instrument, permit concession, franchise, license, judgment, order, decree, statute, law, ordinance, rule or regulation applicable to the Seller, its subsidiaries or to their property or assets.

                  (c) No Consents. Except for the necessity to obtain the Regulatory Approvals, no consent, order or authorization of, or registration, declaration or filing with, any court of competent jurisdiction, administrative agency or commission or other governmental authority (each, a "Governmental Entity") is required by or with respect to the Seller in connection with the execution and delivery of this Agreement or the consummation by the Seller and its subsidiary of the transactions contemplated hereby.

                  (d) Title to the Shares. The Seller and its subsidiary are the owner (both beneficially and of record) of the Shares, free of any claim or encumbrance in favor of any third person, except for the Refusal Right.

                  (e) No Brokers. No agent, broker, investment banker or other firm or Person is or will be entitled to any broker's or finder's fees or any other commission or similar fee from the Seller or any of its affiliates in connection with any of the transactions contemplated by this Agreement.

                  (f) Disclaimer. Seller expressly disclaims any representations or warranties concerning the financial condition of Company, its prospects or the value of the Shares, nor does it make any representations except those expressly set forth in this Paragraph.

            8. BUYER'S REPRESENTATION AND WARRANTIES; DISCLAIMER. Buyer represents and warrants to the Seller as follows:

                  (a) Authority. The Buyer is duly organized, validly existing and in good standing under the laws of the State of Delaware and has all requisite corporate power and authority to enter into this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by the Buyer and the consummation by the Buyer of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of the Buyer. This Agreement has been duly executed and delivered by the Buyer and constitutes a valid and binding obligation of the Buyer enforceable in accordance with its terms except as enforcement may be limited by bankruptcy, insolvency or other similar laws affecting the enforcement of creditors' rights generally and except that the availability of equitable remedies, including specific performance, is subject to the discretion of the court before which any proceeding therefor may be brought.

                  (b) No Conflicts. The execution and delivery of this Agreement do not, and the consummation of the transactions contemplated hereby will not, conflict with, or result in any violation of or default (with or without notice or lapse of time, or both) under, or require the consent of any Person under, any provision of the Certificate of Incorporation or By-Laws of the Buyer or any trust agreement, loan or credit agreement, note, bond, mortgage, indenture, lease or other agreement, instrument, permit, concession, franchise, license, judgment, order, decree, statute, law, ordinance, rule or regulation applicable to the Buyer or it its property or assets.

                  (c) No Consents. Except for the Regulatory Approvals, no approval, order or authorization of, or registration, declaration or filing with, any Government Entity is required by or with respect to the Buyer in connection with the execution and delivery of this Agreement or the consummation by the Buyer of the transactions contemplated hereby.

                  (d) Investment Intent; Securities Act. The Shares purchased by the Buyer under this Agreement will be acquired for investment only and not with a view to any public distribution thereof. Buyer will not offer to sell or otherwise dispose of any Shares so acquired by it in violation of any of the registration requirements of the Securities Act of 1933, as amended, and Buyer is an "Accredited Investor" under that act and the rules promulgated thereunder.

                  (e) No Brokers. No agent, broker, investment banker or other firm or Person is or will be entitled to any broker's or finder's fees or any other commission or similar fee from the Buyer or any of its affiliates in connection with any of the transactions contemplated by this Agreement.

                  (f) Disclaimer. Buyer agrees that, in entering into this
Agreement:

                      (i) it has conducted due diligence with respect Company, including without limitation, the financial condition and business prospects of Company, as well as the value of the Shares and Buyer has satisfied itself with respect to the Company, its financial condition and the value of the Shares;

                      (ii) it is aware of, and assumes the risk of, any proposed surplus adjustments to Company's capital and surplus account resulting from the examination of Company by certain insurance regulatory authorities;

                      (iii) it is aware of, and assumes the risk of, the currently pending stockholder litigation against the Company;

                      (iv) it presently owns other stock in Company, has a representative on Company's board of directors, and is familiar with Company's financial condition and prospects; and

                      (v) it has not relied on any express or implied representation or warranty by Seller not expressly contained in this Agreement, including, without limitation, any express or implied representation or warranty concerning the financial condition of the Company or the value of the Shares.

Therefore, Seller has no liability to Buyer with respect to the financial condition of the Company or the value of the Shares. The Seller's only liability to the Buyer in connection with the purchase of the Shares is for a breach of an express representation, warranty or covenant contained in this Agreement.

            9. PUBLICITY. Seller and Buyer shall, subject to their respective legal obligations, consult with each other, and use reasonable efforts to agree upon the text of any statement, before issuing any press release or otherwise making public statements with respect to the transactions contemplated hereby and in making any filings with any Governmental Entity or with any national securities exchange with respect thereto.

            10.   GENERAL PROVISIONS.

                  (a) Expenses. Whether or not any Closings occur, all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby will be paid by the party incurring such expense.

                  (b) Entire Agreement; Amendment; No Third-Party Beneficiaries. This Agreement (i) constitutes the entire agreement between the parties and supersedes all prior agreements and understandings, both written and oral, concerning the subject matter hereof; (ii) may be amended only by a document signed by both parties, and (iii) is not intended to confer upon any Person other than the parties hereto any rights or remedies hereunder.

                  (c) Notices. All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally, mailed by certified mail (return receipt requested), or sent by confirmed facsimile to the parties at the following addresses (or such other address for a party as shall be specified by like notice):

            (i)   if to Seller, to

                  Torchmark Corporation
                  3700 S. Stonebridge Drive
                  P.O. Box 8080
                  McKinney, TX  75070-8080
                  Facsimile:  (972) 569-4014
                  Attention:  C.B. Hudson
                              Chairman of the Board and Chief Executive
                              Officer

                  With a copy to:

                  Torchmark Corporation
                  3700 S. Stonebridge Drive
                  P.O. Box 8080
                  McKinney, TX  75070-8080
                  Attention:  Larry Hutchison
                              General Counsel

            (ii)  if to Buyer

                  Birmingham Investment Group, LLC
                  Attn:  James A. Taylor, Manager
                  17 North 20th Street
                  Birmingham, AL  35203
                  Facsimile (205) 298-7241

                  with a copy to:

                  F. Hampton McSpadden, Jr.
                  Haskell, Slaughter & Young, L.L.C.
                  1200 AmSouth/Harbert Plaza
                  1901 Sixth Avenue North
                  Birmingham, AL  35203
                  Facsimile (205) 324-1133

                  (d) Assignment. This Agreement may not be assigned by Seller without the express, advance written consent of Buyer. This Agreement may not be assigned by Buyer without Seller's written consent, unless: (i) the assignee agrees in writing to be bound by this Agreement,
(ii) the assignment does not relieve Seller from any liability under this Agreement, and (iii) the assignment does not require another Sale Notice under the Refusal Right.

                  (e) Invalid Provision. If any provision of this Agreement is held to be illegal, invalid or unenforceable under any present or future law, and if the rights or obligations of the Seller or the Buyer under this Agreement are not materially and adversely affected thereby, (i) such provision shall be fully severable, (ii) this Agreement shall be construed and enforced as if such illegal, invalid or unenforceable provision had never been a part hereof, (iii) the remaining provisions of this Agreement shall remain in full force and effect and shall not be affected by the illegal, invalid, or unenforceable provision or by its severance herefrom, and (iv) in lieu of such illegal, invalid, or unenforceable provision, there shall be added automatically as part of this Agreement a legal, valid and enforceable provision as similar in terms to such illegal, invalid or unenforceable provision as may be possible.

                  (f) Time. Time is of the essence in this Agreement. Unless a period of time expressed in days refers to "business days," it means calendar days.

                  (g) Survival. Representations and warranties survive all Closings, or termination of this Agreement.

            If the foregoing correctly evidences the Agreement, please signify by signing in the space provided below and returning a signed copy to the undersigned.

                                    Yours very truly,

                                    TORCHMARK CORPORATION


                                    By: /s/ C.B. Hudson
                                        -----------------------------
                                        C.B. Hudson, Chairman and CEO



ACCEPTED AND AGREED TO:

BIRMINGHAM INVESTMENT GROUP, LLC


By: /s/ James A. Taylor
   -----------------------------
   James A. Taylor, Manager